Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151351 and No. 333-175764

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 5, 2011

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JUNE 20, 2008

República Oriental del Uruguay Ps. % UI Global Bonds due 2028 Payable in United States dollars

Pursuant to this prospectus supplement, the Republic of Uruguay (“Uruguay”) is offering     % UI Global Bonds due 2028 (the “Bonds”).

Maturity	Status
The Bonds will mature on December 15, 2028. See “Description of the Bonds.”	Direct, unconditional and unsecured external indebtedness of Uruguay.

Principal	Issuance
Principal will be repaid in three nominally equal installments on December 15, 2026, December 15, 2027 and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from December 15, 2011 to the applicable repayment date and will be converted to and paid in United States dollars.	Issued through the book-entry system of The Depository Trust Company on or about December 15, 2011.

Interest	Listing
Interest will be payable in arrears on June 15 and December 15 of each year, commencing on June 15, 2012, on the outstanding principal amount as adjusted to reflect Uruguayan inflation from December 15, 2011 through the relevant interest payment date. Interest will be converted to and payment of interest will be made in United States dollars.	Application will be made to admit the Bonds to the Official List of the United Kingdom Listing Authority (the “UKLA”) and to admit the Bonds to trading on the regulated market of the London Stock Exchange (the “Regulated Market”). The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

The Bonds contain collective action clauses with provisions regarding future modifications to the terms of debt securities issued under the indenture. Under those provisions, which are described beginning on page 8 of the prospectus and page S-20 of this prospectus supplement, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all series that would be affected and 66 2/3% in aggregate principal amount outstanding of each affected series.

	Per Bond¹		Per Bond in U.S. Dollars²	Total
Public Offering Price³		%	US$	US$
Underwriting Discount		%	US$	US$
Proceeds, before expenses, to Uruguay		%	US$	US$

¹	As a percentage of principal amount.
²	You will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Uruguayan pesos into U.S. dollars of Ps. per US$1.00. The per bond denomination is Ps.1.0 and integral multiples of Ps.1.0 in excess thereof.
³	You will also pay accrued interest from December 15, 2011 if settlement occurs after that date.

Investing in the Bonds involves risks. See, especially, “Risk Factors and Investment Considerations” on page S-9 of this prospectus supplement.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Citigroup	HSBC

The date of this prospectus supplement is December     , 2011.

INTRODUCTION

This prospectus supplement, together with the Republic of Uruguay’s prospectus, dated June 20, 2008, setting forth in general terms the conditions of the securities of the Republic of Uruguay issued under the trust indenture under which the Bonds will be issued and the information included in the 2010 Annual Report (as defined below), Amendment No. 1 on Form 18-K/A to the 2010 Annual Report, each of which has been previously filed with the UKLA, and Amendment No. 2 on Form 18-K/A to the 2010 Annual Report, to be filed with the UKLA on or around the date of filing of this prospectus supplement, will comprise a prospectus (a “PD Prospectus”) for the purposes of Article 5.4 of the Prospectus Directive 2003/71/EC (as amended) (the “Prospectus Directive”). When you make your investment decision, you should rely only on the information contained or incorporated by reference in the PD Prospectus. Uruguay has not authorized anyone to provide you with information that is different. The PD Prospectus may only be used where it is legal to offer and sell these securities. The information in the PD Prospectus may only be accurate as of the date thereof.

Uruguay is furnishing the PD Prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Bonds. After having taken all reasonable care to ensure that such is the case, Uruguay confirms that:

•	the information contained in the PD Prospectus is to the best of its knowledge in accordance with the facts and contains no omissions likely to affect its import;

•	It accepts responsibility for the information it has provided in this PD Prospectus; and

•	it holds the opinions and intentions expressed in the PD Prospectus.

The Bonds that Uruguay issues in the United States are being offered under Uruguay’s registration statement (file no. 333-151351) (the “2008 Registration Statement”) initially filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) on June 2, 2008 and also under Uruguay’s registration statement (file no. 333-175764) filed with the SEC under the Securities Act on July 25, 2011 (the “2011 Registration Statement” and, together with the 2008 Registration Statement, the “Registration Statements”). The accompanying prospectus is part of the 2008 Registration Statement, which became effective on June 23, 2008 and the 2011 Registration Statement, which became effective on July 25, 2011. The accompanying prospectus provides you with a general description of the debt securities that Uruguay may offer. This prospectus supplement contains specific information about the terms of the Bonds and may add or change information provided in the accompanying prospectus. Consequently, you should read this prospectus supplement together with the accompanying prospectus, as each contains information regarding Uruguay, the Bonds and other matters. You can inspect these documents at the office of the SEC listed in this prospectus supplement under “General Information—Where You Can Find More Information.”

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In accordance with section 87Q(4) of the Financial Services and Markets Act 2000, investors who have agreed to buy or subscribe for the Bonds before this prospectus supplement is published may withdraw their acceptance before the end of the period of two working days beginning with the first working day after the date of this prospectus supplement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Bonds may not be made in that Relevant Member State, unless and until a prospectus within the meaning of the Prospectus Directive has, in the case of the United Kingdom, been approved by the UKLA and published or, in the case of any other Relevant Member States “passported” into that Relevant Member State in accordance with the Prospectus Directive, and provided that Uruguay has consented in writing to use of the prospectus for any such offers, except that an offer to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant managers nominated by Uruguay for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Bond (under (a) to (c)) shall require Uruguay or any manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In connection with the issue of the Bonds, HSBC Securities (USA) Inc. (the “Stabilizing Manager(s)”) (or persons acting on behalf of any Stabilizing Manager(s)) may over-allot Bonds (provided that the aggregate principal amount of the Bonds allotted does not exceed 105% of the aggregate principal amount of Bonds) or effect transactions with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or persons acting on behalf of a Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Bonds is made and, if begun, may be ended at any time but must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) in accordance with all applicable laws and rules.

INCORPORATION BY REFERENCE

Documents Filed with the SEC

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus with the exception of documents incorporated therein:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2010 (the “2010 Annual Report”), filed with the SEC on July 1, 2011 (File No. 333-07128);

•	Amendment No. 1 on Form 18-K/A to the 2010 Annual Report, filed with the SEC on July 22, 2011 (File No. 333-07128); and

•	Amendment No. 2 on Form 18-K/A to the 2010 Annual Report, filed with the SEC on December 5, 2011 (File No. 333-07128).

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

República Oriental del Uruguay

c/o Ministry of Economy and Finance

Colonia 1089—Third Floor

11100 Montevideo

República Oriental del Uruguay

Fax No.: 598-2-1712-2716

Attention: Mrs. Azucena Arbeleche

Documents Filed with the UKLA

For purposes of the listing of the Bonds on the Official List and on the London Stock Exchange, only the 2010 Annual Report, Amendment No. 1 on Form 18-K/A to the 2010 Annual Report, each of which has been previously filed with the UKLA, and Amendment No. 2 on form 18-K/A to the 2010 Annual Report, to be filed with the UKLA on or around the date of filing of this prospectus supplement, shall be deemed to be incorporated in, and form part of, this prospectus, with the exception of documents incorporated by reference thereto. All future filings made with the SEC shall not form part of the prospectus filed with the UKLA.

SCHEDULED DATA DISSEMINATION

Uruguay is a subscribing member of the International Monetary Fund’s (“IMF”) Special Data Dissemination Standard or SDDS. See “Data Dissemination” in the accompanying prospectus. Precise dates or “no-later-than-dates” for the release of data by Uruguay under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board located at http://dsbb.imf.org. Neither the government nor the underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus supplement accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus supplement.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Uruguay has converted historical amounts translated into U.S. dollars (“U.S. dollars”, “dollars” or “US$”) or pesos (“pesos,” “Uruguayan pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

Uruguayan Peso Information

For the purpose of calculating payments to be made in respect of the Bonds, all references to “Ps.” are to Uruguayan pesos.

Interest and redemption payments in respect of the Bonds will be in U.S. dollars converted from Uruguayan pesos based upon the Average Transfer Exchange Rate (as defined below) at the time the relevant payment amount is determined. The Average Transfer Exchange Rate is the average, for the period of twenty business days ending two business days prior to any interest or principal payment date, of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “URINUSCA <CRNCY> HP <GO>”, or, in the absence of the availability of such information, the rate at which Uruguayan pesos can be converted into U.S. dollars as determined by polling certain banks located in Montevideo, Uruguay. See “Description of the Bonds.” Before being converted into and paid out in U.S. dollars, the redemption amount of the Bonds in Uruguayan pesos will be determined in accordance with changes in UIs (as defined below) from the time of the issuance of the Bonds to the date of payment of such redemption amount. Similarly, before being converted into and paid out in U.S. dollars, interest payments at the rate stated on the cover hereof will be based upon a calculation amount determined in accordance with changes in UIs from the time of the issuance of the Bonds to the date of such interest payment.

On December 2, 2011 Banco Central del Uruguay’s published peso/U.S. dollar bid-side exchange rate was Ps.19.707 per US$1.00.

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for each period indicated.

Exchange Rates(1)

(pesos per US$)

	High	Low	Average	Period End
2006	24.400	23.700	24.012	24.400
2007	24.450	21.500	23.414	21.500
2008	24.550	19.079	20.935	24.350
2009	24.520	19.534	22.553	19.627
2010	24.135	19.400	21.609	20.094
For the 12 months ended November 30, 2011	20.426	18.300	19.312	19.857

(1)	Daily interbank end-of-day bid-rates.

Source: Banco Central.

UI Information

All references to “UIs” are to Unidad Indexada. UIs are inflation-indexed monetary units. The UI is calculated by the National Institute of Statistics (Instituto Nacional de Estadistica or INE) as provided and published monthly in advance for each day from the 6th day of a month to the 5th day of the following month by INE and Banco Central del Uruguay and is available on Bloomberg by typing “URUIURUI <INDEX> <GO>”. The UI changes on a daily basis to reflect changes in the consumer price index (Indice de Precios al Consumo or IPC), which is measured by the INE. The UI for each day is set in advance based on changes in previous months’ inflation as described under “Description of the Bonds.”

The following table sets forth, for the periods indicated, certain information regarding the rate of pesos for each UI calculated by INE and published daily by Banco Central del Uruguay, which appears on Bloomberg page URUIURUI.

	UI Value(1) (Ps. per UI)
Year	High(2)	Low(2)	Average(3)	Period End
2009	2.0008	1.8803	1.9449	2.0008
2010	2.1404	2.0008	2.0732	2.1390
January 2011	2.1482	2.1387	2.1428	2.1482
February 2011	2.1721	2.1486	2.1593	2.1721
March 2011	2.1940	2.1730	2.1840	2.1940
April 2011	2.2234	2.1947	2.2084	2.2234
May 2011	2.2350	2.2244	2.2310	2.2350
June 2011	2.2423	2.2352	2.2388	2.2423
July 2011	2.2502	2.2426	2.2464	2.2502
August 2011	2.2657	2.2504	2.2576	2.2657
September 2011	2.2790	2.2662	2.2728	2.2790
October 2011	2.2909	2.2794	2.2852	2.2909
November 2011	2.3063	2.2912	2.2985	2.3063

Source: Bloomberg.

(1)	Expressed in pesos.
(2)	Exchange rates are the actual high and low, calculated daily, for each period.
(3)	The average of monthly average rates during the period.

On December 2, 2011, the value of one UI was equal to Ps.2.3073.

SUMMARY OF THE OFFERING

The information below presents a summary of certain terms of the     % UI Global Bonds due 2028 (the “Bonds”). This summary must be read as an introduction to this prospectus supplement and prospectus and any decision to invest in the Bonds should be based on a consideration of the prospectus supplement and prospectus as a whole, including the documents incorporated by reference. Following the implementation of the relevant provisions of the Prospectus Directive (Directive 2003/71/EC) in each Member State of the European Economic Area no civil liability will attach to Uruguay in any such Member State solely on the basis of this summary, including any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this prospectus supplement or the prospectus. Where a claim relating to the information contained in this prospectus supplement or the prospectus is brought before a court in a Member State of the European Economic Area, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating this prospectus supplement or the prospectus before the legal proceedings are initiated.

Issuer	The Republic of Uruguay.

Banco Central	Banco Central del Uruguay.

Indenture	The Bonds are being issued under a trust indenture.

Principal Amount	Ps. . In addition, Uruguay intends to invite holders of certain of its 5.00% UI Global Bonds due 2018 (“2018 UI Global Bonds”), having an aggregate outstanding principal amount of Ps.24,274,570,953 (equivalent to approximately US$1.23 billion), subject to certain conditions, to tender such bonds in exchange for additional Bonds, which will be consolidated, form a single series, and be fully fungible with the Bonds (the “Exchange Offer”). Uruguay reserves the right, in its sole discretion, not to launch the Exchange Offer or, if the Exchange Offer is launched, not to accept tenders for, or issue, for any reason, Bonds.

Issue Price	% of the principal amount. The Issue Price will be payable in U.S. dollars based on the average, for the period of twenty business days ending two business days prior to any interest or principal payment date, of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “URINUSCA <CRNCY> HP <GO>”, or, in the absence of the availability of such information, the rate at which Uruguayan pesos can be converted into U.S. dollars as determined by polling certain banks located in Montevideo, Uruguay. See “Description of the Bonds.”

Maturity	December 15, 2028.

Payment of Principal

Principal will be repaid in three nominally equal installments on December 15, 2026, December 15, 2027 and at maturity. The nominal principal amount repaid in each installment will be adjusted to reflect Uruguayan inflation from the issue date to the applicable repayment date and will be converted to and paid in U.S. dollars. For this purpose, the calculation agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds.

Payment of Interest	Amounts due in respect of interest will be accrued and paid semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2012. Each of the interest payments will be payable at an annual rate of % on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issue date through the relevant interest payment date. For this purpose, The Bank of New York Mellon, as the calculation agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction, the numerator of which is the value of one UI expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months.

Conversion of the payment amounts	All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the calculation agent by exchanging the Uruguayan peso amounts into U.S. dollars at the Average Transfer Exchange Rate (as defined below) on the applicable Rate Calculation Date (as defined below).

Form and Settlement	Uruguay will issue the Bonds in the form of one or more fully registered global securities, without interest coupons. No Bonds will be issued in bearer form.

Denominations	Uruguay will issue the Bonds only in minimum denominations of Ps.1.0 and integral multiples of Ps.1.0 in excess thereof.

Withholding Tax and Additional Amounts	Uruguay will make payments of principal and interest in respect of the Bonds without withholding or deducting for or on account of any present or future Uruguayan taxes, duties, assessments or governmental charges of whatever nature except as set forth in “Description of the Bonds—Additional Amounts.”

Further Issues	Uruguay may, from time to time, without your consent, create and issue further debt securities having the same terms as and ranking equally with the Bonds in all respects and such further debt securities will be consolidated and form a single series with the Bonds.

Governing Law and Jurisdiction	New York.

Settlement Date	December 15, 2011.

Listing	Application will be made to admit the Bonds to the Official List of the UKLA and to admit the Bonds to trading on the regulated market of the London Stock Exchange (the “Regulated Market”). The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

Taxation	For a discussion of the Uruguayan and United States tax consequences associated with the Bonds, see “Taxation—Uruguayan Income Tax Consequences” and “Taxation—U.S. Federal Income Tax Consequences” in this prospectus supplement. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the ownership and disposition of the Bonds.

Trustee	The Bank of New York Mellon.

Calculation Agent	The Bank of New York Mellon.

RISK FACTORS AND INVESTMENT CONSIDERATIONS

An investment in the Bonds involves a significant degree of risk. Investors are urged to read carefully the entirety of the prospectus together with this prospectus supplement and to note, in particular, the following considerations.

Risk Factors and Investment Considerations Relating to the Bonds

Enforcement of Civil Liabilities; Waiver of Sovereign Immunity

Uruguay is a foreign sovereign state. Consequently, it may be difficult for you or the trustee to obtain or enforce judgments of courts in the United States or elsewhere against Uruguay. See “Description of the Securities—Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment,” in the accompanying prospectus.

Market for the Bonds

Uruguay has been advised by the underwriters that the underwriters may make a market in the Bonds but they are not obligated to do so and may discontinue market making at any time without notice. Application will be made to admit the Bonds to the Official List of the UKLA and to admit the Bonds to trading on the regulated market of the London Stock Exchange (the “Regulated Market”). The Regulated Market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC). No assurance can be given as to the liquidity of the trading market for the Bonds. The price at which the Bonds will trade in the secondary market is uncertain.

Disparity Between Inflation and Devaluation Rates

Amounts payable in U.S. dollars under the Bonds on account of principal and interest will be determined by adjusting the nominal outstanding principal peso amount of the Bonds to reflect Uruguayan inflation (as measured by the UI) from the issue date through the applicable Rate Calculation Date and converting the outstanding principal peso amount so adjusted into U.S. dollars applying the Average Transfer Exchange Rate for the conversion of Uruguayan pesos into U.S. dollars. If the rate of devaluation of the peso as compared to the U.S. dollar during any given period exceeds the Uruguayan rate of inflation during such period (as measured in UIs), the U.S. dollar amounts due under the Bonds on account of principal and interest will diminish. Consequently, a devaluation of the peso that exceeds the inflation rate as measured in UIs could adversely affect your investment in Bonds as measured in U.S. dollars.

Risk Factors and Investment Considerations Relating to Uruguay

Uruguay’s economy remains vulnerable to external shocks, including the current global economic crisis and those that could be caused by future significant economic difficulties of its major trading partners or by more general “contagion” effects, which could have a material adverse effect on Uruguay’s economic growth and its ability to rely on the international capital markets as a source of financing.

Uruguay’s economy remains vulnerable to external shocks, including the current global economic crisis. Uruguay’s GDP (measured on a seasonally adjusted basis) decreased 2.3% in the first quarter of 2009 compared to the last quarter of 2008, but recovered by 0.5% in the second quarter of 2009. Uruguay’s economy is also vulnerable to adverse developments affecting its principal trading partners. A significant decline in the economic growth of any of Uruguay’s major trading partners could have a material adverse impact on Uruguay’s balance of trade and adversely affect Uruguay’s economic growth. A contraction in growth rates will also impose constraints on government revenues, requiring that fiscal discipline be applied over time to preserve the government’s ability to service its debt.

In addition, because international investors’ reactions to events occurring in one market, particularly emerging markets, frequently appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Uruguay could be adversely affected by negative economic or financial developments in other markets. Greece has acknowledged difficulties to meet payments of its public debt. While the European Union and the IMF have taken various initiatives to address Greece’s adverse financial condition, no such plan has been successfully implemented to date. The ongoing crisis in Greece could adversely affect investors’ confidence in other markets, such as Uruguay.

There can be no assurance that crises such as the current crisis and uncertainties affecting Greece and other members of the European Union or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Uruguay. These events, and any repercussions they may have on the economic condition of Uruguay’s trading partners, may adversely affect Uruguay’s ability to raise capital in the external debt markets in the future, as well as its economic condition.

Economic Crisis

In 2002, Uruguay’s economy experienced its most significant setback since 1982, with real GDP contracting by approximately 10.8%. While the economy recovered in 2004, growing at a rate of 5.0% in 2004, 7.5% in 2005, 4.3% in 2006, 7.3% in 2007, 8.6% in 2008, 2.6% in 2009, and 8.5% in 2010, we can give no assurances that the adverse consequences of the crisis for Uruguay’s population can be redressed in the absence of sustained economic growth in the medium term and the implementation of adequate social and economic policies. Uruguay’s economy remains highly linked to the U.S. dollar and therefore vulnerable to external shocks. A contraction in growth rates will impose constraints on government revenues, requiring that fiscal discipline be applied over time to preserve the government’s ability to service its debt.

Impact of Argentina’s Economic Crisis on Uruguay’s Banking System

In 2002, Uruguay’s banking system confronted its worst crisis since 1982-83. The liquidity assistance provided by the authorities to domestic banks to help stem the run on deposits failed to restore confidence. Between January 1, 2002 and February 28, 2003, depositors withdrew approximately US$6.8 billion from the Uruguayan banking system (out of approximately US$14.2 billion of deposits existing as of December 31, 2001). Banks responded to depositors’ demands by withdrawing approximately US$1.1 billion in reserves and voluntary deposits held with Banco Central and reducing to practically none the availability of credit. The financial system received assistance of approximately US$2.0 billion from the Uruguayan authorities, including US$539.0 million from Banco Central, US$524.0 million from the central government (acting through one of its agencies) and US$986.0 million from a banking stability fund created in response to the crisis. The 2002 crisis resulted in the mandatory rescheduling of U.S. dollar-denominated time deposits held with Banco de la República and Banco Hipotecario, the liquidation of four private banks at the end of 2002 and the beginning of 2003, and the concentration of banking activities with government-owned banks. Although Uruguay’s financial sector has generally regained stability, a substantial part of the banks’ assets and liabilities continue to be denominated in U.S. dollars, rendering the system vulnerable to external shocks. The Uruguayan government’s economic program includes the analysis and implementation of measures designed to address the shortcomings of the banking system and mitigate the risks to which it is exposed.

Risks of Depreciation of the Peso

On June 19, 2002, Banco Central allowed the peso to float, abandoning the “crawling peg” system. The peso depreciated significantly, as the nominal exchange rate rose 94.0% at December 2002 compared to December 2001. The devaluation of the peso in turn caused a deterioration in the quality of the foreign currency-denominated loan portfolio of several financial institutions and caused Uruguay’s foreign currency-denominated debt to GDP ratio to rise to 89.1% as of December 31, 2002, while the foreign currency-denominated debt service to exports ratio for 2002 was 33.6%. The gradual stabilization resulting in part from the successful debt re-profiling in 2003 and the economic growth since 2004 resulted in a significant real appreciation of the Uruguayan peso versus the dollar through 2007. In 2007 and 2008, exchange rate volatility increased, although on average the peso continued to appreciate. In 2008, the appreciation of the peso was interrupted by the financial crisis, but once the underlying uncertainty decreased, the peso began to appreciate versus the U.S. dollar and as of December 2, 2011, the exchange rate stood at Ps.19.707 per US$1.00. The continued U.S. dollar denomination of many assets and liabilities of the Uruguayan economy, including a substantial part of the government’s financial debt, renders Uruguay vulnerable to a real depreciation of the peso.

USE OF PROCEEDS

The net proceeds to Uruguay from the sale of the Bonds will be approximately US$         after deduction of underwriting discounts and commissions and of certain expenses payable by Uruguay estimated at US$         in the aggregate. Uruguay will use a portion of the net proceeds from the sale of the Bonds to repurchase certain bonds in a cash tender offer being conducted simultaneously with this offer, and for the general purposes of the government, including financial investment and the refinancing, repurchase or retiring of domestic and external indebtedness.

RECENT DEVELOPMENTS

The Economy

Privatizations

On August 11, 2011, the government enacted Law No. 18,786, creating and regulating public-private participation contracts for infrastructure and related services. This law establishes a new type of participation scheme between private investors and the government.

Gross Domestic Product and Structure of the Economy

The following table sets forth information regarding GDP for the periods indicated. The figures included in the table are based on 2005 prices (in accordance with the Integral Revision of the National Accounts published by Banco Central in March 2009) to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Expenditure

(% change from previous year except as otherwise indicated, 2005 prices)

	2006(1)	2007(1)	2008(1)	2009(1)	2010(1)	January/June 2011(1)(2)
Government consumption	6.7%	5.6%	5.6%	3.9%	2.2%	2.9%
Private consumption	5.8	6.5	8.7	2.1	11.4	9.6
Gross fixed investment	17.4	11.4	19.6	(6.3)	14.4	9.3
Public sector (% of gross fixed investment)	20.2	27.2	21.5	13.9	1.3	(2.0)
Private sector (% of gross fixed investment)	16.6	7.3	19.0	(12.8)	19.9	12.2
Exports of goods and services	3.2	7.4	10.0	2.5	9.1	4.3
Imports of goods and services	15.3	5.3	22.1	(8.6)	16.5	19.7

(1)	Preliminary data.
(2)	January 1-June 30, 2011 compared to January 1- June 30, 2010.

Source: Banco Central.

Principal Sectors of the Economy

The following table sets forth the components of Uruguay’s GDP and their respective growth rates for the periods indicated. The percentages and figures included in the table are based on 2005 prices to eliminate distortions introduced by changes in relative prices.

Change in Gross Domestic Product by Sector

(% change from previous year except as otherwise indicated, 2005 prices)

	2006(1)	2007(1)	2008(1)	2009(1)	2010(1)	January/June 2011(1)(2)
Agriculture, livestock, fishing and forestry(3)	3.4%	(6.8)%	5.5%	2.9%	0.9%	2.3%
Mining	21.4	13.3	10.1	(2.5)	4.6	n/a
Manufacturing	8.1	7.1	17.3	(3.7)	3.7	3.4
Electricity, gas and water	(28.6)	57.8	(52.6)	(10.9)	90.2	(46.8)
Construction	9.2	6.2	8.5	1.4	4.3	3.3
Commerce, restaurants and hotels	6.8	13.4	11.3	0.6	14.8	11.0
Transportation, storage and communications	8.2	18.1	35.5	14.4	14.6	12.5
Real estate, business, financial and insurance services	0.6	3.5	4.4	1.4	4.9	n/a
Other services(4)(5)	3.3	3.8	4.8	4.1	0.7	6.1
Total GDP	4.3%	7.3%	8.6%	2.6%	8.5%	5.7%

(1)	Preliminary data.
(2)	January 1-June 30, 2011 compared to January 1-June 30, 2010.
(3)	For the period January/June 2011, includes mining.
(4)	Includes public sector services and other services.
(5)	For the period January/June 2011, includes real estate, business, financial and insurance services.

Source: Banco Central.

Uruguay’s GDP increased 5.7% during the first six months of 2011 compared to the same period in 2010.

In the first quarter of 2011, GDP (measured on a seasonally adjusted basis) increased 2.3% compared to the last quarter of 2010, due to an improvement in the level of activity in several sectors of the economy, in particular the commerce, restaurants and hotels sector and the transportation, storage and communications sector. The commerce, restaurants and hotels sector improved mainly due to an increase in sales of automobiles and other imported products. The transportation, storage and communications sector improved primarily as a result of high growth rates in mobile services and data transmission, supporting and logistic services, freight transport and port activity.

In the second quarter of 2011, GDP (measured on a seasonally adjusted basis) increased 0.5% compared to the preceding quarter, driven by an improvement in the level of activity in most of the sectors of the economy, excluding electricity, gas and water. The sectors showing most growth were agriculture, livestock, fishing and forestry, commerce, restaurants and hotels, and transportation, storage and communications. The agriculture, livestock, fishing and forestry sector improved due to an increase in agricultural production, while livestock production remained at the same levels of 2010. The commerce, restaurants and hotels sector improved mainly due to an increase in sales of automobiles and imported consumer products. The transportation, storage and communications sector improved primarily as a result of the expansion in telecommunications, in particular high growth rates in mobile services and data transmission, and the growth in supporting and logistic services, freight transport and port activity.

Employment, Labor and Wages

Employment

Estimates of the National Statistics Institute indicate that the average nationwide unemployment rate was 6.0% in September 2011 compared to 6.3% in September 2010, while the average nationwide employment rate had increased to 60.4% in September 2011, compared to 59.4% in September 2010.

Wages

For the 12-month period ended October 31, 2011, average nominal wages increased 14.7%, while average real wages increased 6.3%. During this period, public sector wages increased 11.3% and 2.8% in nominal and real terms, respectively, while average private sector wages increased 17.8% and 8.4% in nominal and real terms, respectively.

Foreign Merchandise Trade

Merchandise exports for the 12-month period ended June 30, 2011 totaled US$8.8 billion compared to US$7.3 billion for the same period in 2010. Merchandise imports totaled US$9.8 billion for the 12-month period ended June 30, 2011 compared to US$7.3 billion for the same period in 2010.

Merchandise trade for the 12-month period ended June 30, 2011 recorded a deficit of US$1.0 billion compared to a deficit of US$32.5 million for the same period in 2010.

Foreign Trade On Services

Gross tourism receipts totaled US$1.9 billion for the 12-month period ended June 30, 2011 compared to US$1.4 billion for the 12-month period ended June 30, 2010.

Balance Of Payments

In the 12-month period ended June 30, 2011, Uruguay’s balance of payments registered an overall surplus of US$2.1 billion, compared to a surplus of US$90.3 million for the 12-month period ended June 30, 2010.

Current Account

Uruguay’s current account for the 12-month period ended June 30, 2011 recorded a deficit of US$998.6 million compared to a deficit of US$10.5 million for the 12-month period ended June 30, 2010. The increase in the deficit was attributable mainly to the growth in total imports, which increased by US$ 2.9 billion over the 12-month period ended June 30, 2011, at a pace faster than exports, which increased by US$ 2.1 billion during the same period.

Capital and Financial Account

Uruguay’s capital and financial account recorded a surplus of US$4.6 billion for the 12-month period ended June 30, 2011, compared to a US$575.1 million deficit for the 12-month period ended June 30, 2010. This increase was mainly due to the growth in portfolio investment, other investment and foreign direct investment. Portfolio investment totaled US$1.0 billion for the 12-month period ended June 30, 2011, compared to an outflow of US$0.7 billion for the 12-month period ended June 30, 2010. Other investment totaled US$1.3 billion for the 12-month period ended June 30, 2011, compared to an outflow of US$1.8 billion for the 12-month period ended June 30, 2010. Foreign direct investment totaled US$2.3 billion for the 12-month period ended June 30, 2011, compared to US$1.9 billion for the 12-month period ended June 30, 2010.

International Reserves

As of October 31, 2011 international reserve assets of Banco Central totaled US$10.4 billion, including US$3.0 billion in reserves and voluntary deposits of the Uruguayan banking system. International reserve assets of Banco Central as of December 31, 2010 stood at US$7.7 billion, including US$1.9 billion in reserves and voluntary deposits of the Uruguayan banking system.

Monetary Policy And Inflation

Monetary Policy

On June 23, 2011, Banco Central increased the monetary policy rate from 7.5% to 8.0% in response to prevailing inflation expectations. On September 23, 2011, Banco Central maintained the monetary policy rate at 8.0%. Banco Central’s next meeting to renew this rate is scheduled for December 2011.

Liquidity and Credit Aggregates

The following table sets forth selected monetary indicators for the periods indicated.

Selected Monetary Indicators

(percentage change based on peso-denominated data)

	2006	2007	2008	2009	2010	12 months ended September 30, 2011(1)
M1 (% change)(2)	24.1%	32.0%	17.9%	15.2%	30.0%	22.3%
M2 (% change)(3)	22.1	31.0	17.3	14.9	31.0	26.0
Credit from the financial system (% change)	29.2	22.1	58.7	(13.1)	24.1	15.2
Average annual peso deposit rate (end period)	2.2	3.1	4.9	5.3	4.8	4.8
Monetary policy rate (TPM)	—	7.25	7.75	6.25	6.50	8.0
Average money market rate (TMM) (period end)	—	7.25	4.99	6.50	6.50	8.0

(1)	Preliminary data.
(2)	Currency in circulation plus peso-denominated demand deposits.
(3)	M1 plus peso-denominated savings deposits.

Source: Banco Central.

Inflation

Consumer prices increased 8.4% in the 12-month period ended November 30, 2011. Wholesale prices increased 13.0% for the 12-month period ended November 30, 2011, compared to an increase of 10.1% for the same period ended November 30, 2010, reflecting increases in international prices for commodities.

Foreign Exchange

The following table sets forth the high, low, average and period-end peso/U.S. dollar exchange rates for the dates and periods indicated.

Exchange Rates(1)

(pesos per US$)

	High	Low	Average	Period-End
2006	24.400	23.700	24.012	24.400
2007	24.450	21.500	23.414	21.500
2008	24.550	19.079	20.935	24.350
2009	24.520	19.534	22.553	19.627
2010	24.135	19.400	21.609	20.094
For the 12 months ended November 30, 2011	20.426	18.300	19.312	19.857

(1)	Daily interbank end-of-day bid rates.

Source: Banco Central.

The Banking Sector

Uruguay’s Banking System Following the 2002 Crisis

During the first ten months of 2011, deposits of the non-financial sector with the financial system grew by 14.2%, or US$2.6 billion, to US$21.1 billion. Likewise, credit extended to the private sector by the banking system increased from US$9.4 billion as of December 31, 2010 to US$10.8 billion as of October 31, 2011.

The share of NPLs on total loans (based on payment delinquencies) of private banks and Banco de la República increased to 1.1% as of June 30, 2011 from 1.0% as of December 31, 2010.

Regulatory capital of private banks as of June 30, 2011, represented 15.6% of risk-weighted assets (excluding Banco Hipotecario), compared to 15.2% as of December 31, 2010, and 16.8% as of December 31, 2009.

Public Sector Finances

In the 12-month period ended June 30, 2011, Uruguay’s public sector overall balance increased to a deficit of US$472.0 million (1.1% of GDP), compared to a deficit of US$395.0 million (1.1% of GDP) for the same period ended June 30, 2010.

For the 12-month period ended June 30, 2011, Uruguay’s public sector primary balance recorded a surplus of US$809 million (1.9% of GDP), compared to a surplus of US$632 million (1.7% of GDP) for the 12-months ended June 30, 2010.

Public Sector Debt

Total Public Debt

The total gross public sector debt stood at US$26.0 billion (59.6% of GDP) on June 30, 2011, while it totaled US$23.0 billion (56.2% of GDP) on December 31, 2010. As of June 30, 2011, 52.5% of the total gross public debt was denominated in foreign currencies and 47.5% in Uruguayan pesos, compared to 56.5% and 43.5% respectively as of December 31, 2010.

Under the Strategic Partnership with Uruguay for the 2010-2011 period, created on October 14, 2010, the World Bank approved on October 25, 2011 the Second Programmatic and Reform Implementation Policy Development Loan for an aggregate amount of US$260.0 million. This loan, which is available for disbursement for a period of three years, has not yet been disbursed.

DESCRIPTION OF THE BONDS

Uruguay is issuing the Bonds under a trust indenture dated as of May 29, 2003 among Uruguay, Banco Central, as financial agent to Uruguay, and The Bank of New York Mellon (formerly The Bank of New York), as trustee. The information contained in this section and in the prospectus summarizes some of the terms of the Bonds and the indenture. You should read the information set forth below together with the section “Description of the Securities” in the accompanying prospectus, which summarizes the general terms of the Bonds and the indenture. You should read the indenture and the form of Bonds before making your investment decision. Uruguay has filed the indenture and the form of Bonds with the SEC and will also file copies of these documents at the offices of the trustee.

The accompanying prospectus sets forth the general terms of the Bonds. This prospectus supplement describes the terms of the Bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

The     % UI Global Bonds due December 15, 2028 will:

•

be represented by one or more global securities in fully registered form only, without coupons, as more fully described under “Registration and Book-Entry System” below only in minimum denominations of Ps.1.0 and integral multiples of Ps.1.0 excess thereof;

•	be available in certificated form only under certain limited circumstances;

•	be direct, general, unconditional and unsecured obligations of Uruguay;

•	rank equal in right of payment with all of Uruguay’s payment obligations relating to unsecured and unsubordinated external indebtedness;

•	mature on December 15, 2028;

•

pay principal in three nominally equal installments on December 15, 2026, December 15, 2027 and at maturity. The nominal principal amount repaid in each installment (or the early redemption amount) will be adjusted to reflect Uruguayan inflation from December 15, 2011 to the applicable repayment date (or the date of such early redemption, as applicable) and will be converted to and paid in U.S. dollars. For this purpose, the calculation agent will multiply the outstanding principal amount of the Bonds being repaid in Uruguayan pesos by a fraction the numerator of which is the value of one UI in Uruguayan pesos as of such repayment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds;

•

accrue and pay interest semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2012, each of the payments being payable at an annual rate of     % on the outstanding principal amount of the Bonds as adjusted to reflect Uruguayan inflation from the issue date through the relevant interest payment date. For this purpose, The Bank of New York Mellon, as the calculation agent, will multiply the outstanding principal amount of the Bonds in Uruguayan pesos by a fraction the numerator of which is the value of one Unidad Indexada (UI) expressed in Uruguayan pesos as of the relevant interest payment date and the denominator of which is Ps.2.3121, being the value of one UI expressed in Uruguayan pesos on the date of issuance of the Bonds. Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months;

•

pay all amounts due in respect of principal or interest in U.S. dollars, calculated by the calculation agent by exchanging the Uruguayan peso amounts into U.S. dollars at the Average Transfer Exchange Rate on the applicable Rate Calculation Date.

For purposes of all payments of interest, principal or other amounts contemplated herein:

•

“Average Transfer Exchange Rate” shall mean the average, for the period of twenty business days ending two business days prior to any interest or principal payment date (the “Rate Calculation Date”), of the bid-side interbank exchange rate for the conversion of Uruguayan pesos into U.S. dollars as published by Banco Central and which is available on Bloomberg by typing “URINUSCA <CRNCY> HP <GO>”. If such exchange rate is not reported by Banco Central, then the Average Transfer Exchange Rate shall be determined by the calculation agent by calculating the average of the Alternative Rate for the twenty business days prior to any Rate Calculation Date. The Alternative Rate shall be calculated by polling Citibank N.A., Uruguay Branch, Banco Itaú Uruguay S.A., Banco Santander Uruguay and HSBC Bank (Uruguay) S.A., each located in Montevideo, Uruguay (collectively, the “Reference Banks”) at 16:00 Montevideo time, at the exchange rate for the professional market, by taking the arithmetic mean of the polled exchange rates. In the event that any of the Reference Banks cease to operate in the Republic, they shall be replaced by the Republic, for the purpose of determining the Alternative Rate, with subsidiaries or branches of other foreign banks having similar characteristics.

•

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York; provided however that solely for the purposes of determining the Average Transfer Exchange Rate, “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Montevideo, Uruguay.

•

“UI” shall mean the value in Uruguayan pesos of the unit calculated by the INE and published monthly in advance for each day from the 6th day of a month to the 5th day of the following month by Banco Central del Uruguay and INE. The formula for calculation shall be the formula established by Law 17,761 dated May 12, 2004 (the “Formula”) and is as follows:

UI d,t =	UI 5,t-1 * (IPCt-2 / IPCt-3) ^ [(d+Dt-1-5)/Dt-1] for 1≤ d ≤ 5
UI d,t =	UI 5,t * (IPCt-1 / IPCt-2) ^ [(d-5)/Dt] for 6 ≤ d ≤ 31
UI d,t =	Unidad Indexada of day “d” on month “t”
d =	day
t =	month
Dt =	number of days in month “t”
IPC =	Consumer Price Index (Indice de Precios al Consumo) as measured by INE.

Banco Central del Uruguay shall give the Trustee and the calculation agent prompt notices of any changes to the methodology for the calculation of the UI as established by Law 17,761 referred to above. In such cases and if the UI is no longer published or is not available from Banco Central in a timely manner, the calculation agent will apply the Formula, which will be stipulated in the terms and conditions of the Bonds, with the relevant IPCs published on Bloomberg electronic information services. If the IPC for the relevant months required to calculate the UI for any payment date are not published on Bloomberg electronic information services, Banco Central shall provide the calculation agent with the required IPC.

Payment of Principal and Interest

If any date for an interest or principal payment on a Bond is not a Business Day, Uruguay will make the payment on the next Business Day. No interest on the Bonds will accrue as a result of any such delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any Bonds is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. After any such repayment, neither the trustee nor any paying agent will be liable for that payment to the relevant holders. Uruguay will hold the unclaimed money in trust for the relevant holders until four years from the date on which the payment first became due.

Global Bonds

Payments of principal, interest and additional amounts, if any, in respect of the Bonds will be made to DTC or its nominee, as the registered holder of those global securities. Uruguay expects that the holders will be paid in accordance with the procedures of DTC and its participants. Neither Uruguay nor the trustee, which will act as Uruguay’s principal paying agent, shall have any responsibility or liability for any aspect of the records of, or payments made by, DTC or its nominee, or any failure on the part of DTC in making payments to holders of the Bonds from the funds it receives.

Certificated Bonds

Uruguay will arrange for payments to be made on any Bonds in certificated form to the person in whose name the certificated Bonds are registered, by wire transfer or by check mailed to the holder’s registered address.

Modifications

The indenture and the Bonds contain collective action clauses with provisions regarding future modifications to the terms of the Bonds and to multiple series of debt securities issued under the indenture.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the Bonds may be made or given pursuant to (i) a written action of the holders of the Bonds without the need for a meeting, or (ii) by vote of the holders of the Bonds taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture and the terms and conditions of the Bonds.

Any modification, amendment, supplement or waiver to the terms and conditions of the Bonds, or to the indenture insofar as it affects the Bonds, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the Bonds at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the Bonds;

•	reduce the principal amount or redemption price or premium, if any, payable under the Bonds;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the Bonds;

•	reduce the interest rate on the Bonds;

•	change the currency or place of payment of any amount payable under the Bonds;

•	change the obligation of Uruguay to pay additional amounts in respect of the Bonds;

•

change the definition of “outstanding” or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the Bonds) in respect of the Bonds;

•

authorize the trustee, on behalf of all holders of the Bonds, to exchange or substitute all the Bonds for, or convert all the Bonds into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the Bonds.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the Bonds or to the indenture insofar as it affects the Bonds (but does not, in each case, modify the terms of any other debt securities issued under the indenture), may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the Bonds at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the Bonds and at least one other series of debt securities issued under the indenture, or to the indenture insofar as it affects the Bonds and at least one other series of debt securities issued under the indenture, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for any affected series if made with the consent of Uruguay and:

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that reserve matter modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each affected series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the Bonds for new debt instruments of Uruguay or any other Person, Uruguay shall ensure that the relevant provisions of the Bonds, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or, if more than one debt instrument is so offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new Bonds or reopen the Bonds with the intention of placing the Bonds with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of the Bonds.

Any modification consented to or approved by the holders of the Bonds and the holders of any other series of debt securities, if applicable, pursuant to the modification provisions will be conclusive and binding on all holders of the Bonds, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the Bonds, whether or not notation of such modification is made upon the Bonds. Any instrument given by or on behalf of any holder of a Bond in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such Bond.

Before seeking the consent of any holder of a Bond to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the Bonds) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the Bonds has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any Bonds owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only Bonds that the trustee knows to be so owned shall be so disregarded.

Prior to any vote on a reserve matter modification affecting the Bonds, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any Bonds deemed to be not outstanding as described above or, if no Bonds are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the Bonds (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Additional Amounts

Uruguay will make all principal and interest payments on the Bonds without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of Bonds the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of Bonds has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the Bonds;

•

the holder of Bonds has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of Bonds has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the Bonds. Uruguay will also indemnify the holder of Bonds against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the Bonds following an event of default.

Paying Agents and Transfer Agent

So long as any Bonds remain outstanding, Uruguay will maintain a principal paying agent in the United Kingdom and a registrar in New York City for that series and maintain in New York City an office or agency where notices and demands to or upon Uruguay in respect of the Bonds or of the indenture may be served. Uruguay has initially designated the corporate trust office of the trustee as the agency for each such purpose and as the place where the Register will be maintained.

Uruguay will provide prompt notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Further Issues

Uruguay may without the consent of the holders create and issue additional securities with the same terms and conditions as the Bonds (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with the outstanding Bonds. Uruguay intends to invite holders of its 2018 UI Global Bonds, subject to certain conditions, to tender such bonds in exchange for additional Bonds, which will be consolidated, form a single series, and be fully fungible with the Bonds. Uruguay reserves the right, in its sole discretion, not to launch the Exchange Offer or, if the Exchange Offer is launched, not to accept tenders for, or issue, for any reason, Bonds.

Notices

All notices to holders will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a Bond represented by a global security or securities, each person owning a beneficial interest in a global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Registration and Book-Entry System

Global Bonds

The Bonds will be represented by interests in one or more permanent global securities in definitive fully registered form, without interest coupons attached, which will be registered in the name of a nominee for DTC and which will be deposited on or before the Closing Date with a custodian for DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent the holders’ beneficial interests in the global security. These financial institutions will record the ownership and transfer of the holders’ beneficial interests through book-entry accounts, eliminating the need for physical movement of securities.

If holders wish to hold securities through the DTC system, holders must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. Euroclear and Clearstream participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants.

If holders so choose, holders may hold their beneficial interests in the global security through Euroclear or Clearstream, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

In sum, holders may elect to hold their beneficial interests in a global bond:

•	in the United States, through DTC;

•	outside the United States, through Euroclear or Clearstream, Luxembourg; or

•	through organizations that participate in such systems.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global securities through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the Bonds. The ability of Euroclear or Clearstream, Luxembourg to take actions as a holder under the Bonds or the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Owners of a beneficial interest in the global securities will generally not be considered holders of any Bonds under the indenture for the Bonds.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, a holders’ ability to transfer beneficial interests in a global security may be limited.

Certificated Securities

Uruguay will issue securities in certificated form in exchange for interests in a global security only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the Bonds represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the Bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee in New York City as specified in the indenture, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

CLEARANCE AND SETTLEMENT

The information in this section concerning Euroclear, Clearstream, Luxembourg and DTC, and their book-entry systems has been obtained from sources Uruguay believes to be reliable, but Uruguay makes no representation or warranty with respect to this information. Euroclear, Clearstream, Luxembourg and DTC are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for Euroclear’s, Clearstream, Luxembourg’s or DTC’s performance of its obligations under its rules and procedures, or for the performance by direct or indirect participants of its obligations under the rules and procedures of the clearing systems.

Arrangements have been made with each of Euroclear, Clearstream, Luxembourg, and DTC to facilitate initial issuance of the Bonds. Transfers within Euroclear, Clearstream, Luxembourg, and DTC will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Bonds through DTC and investors who hold or will hold the Bonds through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

The Clearing Systems

Euroclear

Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with EuroClear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. (the “Joint Bookrunners”), other securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Because the Euroclear Operator is a Belgian banking corporation, Euroclear is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the depositary for Euroclear.

Clearstream, Luxembourg

Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary.

Clearstream, Luxembourg holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg participants are financial institutions around the world, including the Joint Bookrunners, other securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly.

Distributions with respect to Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

DTC

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC (“DTC Participants”) include the global coordinator, the Joint Bookrunners, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in Bonds in DTC may be made only through DTC participants. In addition, beneficial holders of Bonds in DTC will receive all distributions of principal of and interest on the Bonds from the trustee through such DTC participant.

Initial Settlement

Upon the issuance of the Bonds, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by the Bonds to the accounts of DTC participants. Such accounts initially will be designated by the Exchange Agent, and will be the same as the accounts in which the Eligible Bonds accepted for exchange were held. Ownership of beneficial interests in the Bonds will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Bonds that Uruguay will issue pursuant to this offer will be credited to the securities custody accounts of persons who hold such Bonds through DTC (other than through accounts at Euroclear and Clearstream, Luxembourg) on the settlement date and to persons who hold such Bonds through Euroclear and Clearstream, Luxembourg on the business day following the settlement date.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important for holders to establish at the time of a secondary market trade the location of both the purchaser’s and holder’s accounts to ensure that settlement can be on the desired value date. Although Euroclear, Clearstream, Luxembourg and DTC have agreed to the following procedures in order to facilitate transfers of interests in the Bonds among participants of Euroclear, Clearstream, Luxembourg and DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Uruguay nor the Exchange Agent, any paying agent or the registrar will have any responsibility for the performance by Euroclear, Clearstream, Luxembourg, or DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Accountholders

Secondary market trading of Bonds represented by the book-entry security between DTC accountholders will trade in DTC’s settlement system and will therefore settle in same-day funds.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will be settled using the procedures applicable to conventional Eurobonds in same-day funds.

Trading Between DTC Seller and Clearstream, Luxembourg, or Euroclear Purchaser

When interests in the Bonds are to be transferred from the account of a DTC accountholder to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg or Euroclear participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to receive the beneficial interest against payment. Payment will include interest accrued on the beneficial interest in the Bonds from and including the last interest payment date to and excluding the settlement date. Payment will then be made by the depositary to the DTC accountholder’s account against delivery of the interest in the applicable bonds. After settlement has been completed, the interest will be credited to the respective clearing system, and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg participant’s or Euroclear participant’s account. The interest in the Bonds will appear the next day, European time. The cash debit will be back-valued to, and the interest of the applicable Bonds will accrue from, the value date, which will be the preceding day when settlement occurs in New York. If settlement is not completed on the intended value date, that is, if the trade fails, the Clearstream, Luxembourg or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream, Luxembourg participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement either from cash on hand or existing lines of credit, as participants would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, participants may take on credit exposure to Clearstream, Luxembourg or Euroclear until the interests in the Bonds are credited to their accounts one day later.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to a Clearstream, Luxembourg or Euroclear participant, the participant may elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream, Luxembourg participants or Euroclear participants purchasing interests in the Bonds would incur overdraft charges for one day, assuming they cleared the overdraft when the interests in such Bonds were credited to their accounts. However, interest on the book-entry security would accrue from the value date. Therefore, in many cases the investment income on the interest in the Bonds earned during that one-day period may substantially reduce or offset the amount of the overdraft charges, although this result will depend on each participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC accountholders can employ their usual procedures for transferring Bonds to the respective depositaries of Clearstream, Luxembourg or Euroclear for the benefit of Clearstream, Luxembourg participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to DTC accountholders, a cross-market sale transaction will settle no differently from a trade between two DTC accountholders.

Finally, day traders that use Clearstream, Luxembourg or Euroclear to purchase interests in the Bonds from DTC accountholders for delivery to Clearstream, Luxembourg participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Clearstream, Luxembourg or Euroclear for one day, until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts, in accordance with the clearing system’s customary procedures

•

borrowing the interests in the United States from a DTC accountholder no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade, or

•

staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC accountholder is at least one day prior to the value date for the sale to the Clearstream, Luxembourg participant or Euroclear participant.

Trading Between Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Clearstream, Luxembourg and Euroclear participants may employ their customary procedures for transactions in which interests in the Bonds are to be transferred by the respective clearing system, through its respective depositary, to a DTC accountholder. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant, at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct its respective depositary to credit the interest in the Bonds to the DTC accountholder’s account against payment. Payment will include interest accrued on the beneficial interest in the bonds from and including the last interest payment date to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg participant or Euroclear participant the following day. Receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account will be back-valued to the value date, which will be the preceding day, when settlement occurs in New York. If the Clearstream, Luxembourg or Euroclear participant has a line of credit in its clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date, that is, if the trade fails, receipt of the cash proceeds in the Clearstream, Luxembourg or Euroclear participant’s account would instead be valued as of the actual settlement date.

TAXATION

The following discussion summarizes certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you acquire the Bonds. This summary is based on laws and regulations in effect in Uruguay and laws, regulations, rulings and decisions now in effect in the United States, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This discussion supplements, and to the extent that it differs, replaces the “Taxation” section contained in the accompanying prospectus.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding Bonds, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Uruguayan Income Tax Consequences

The following discussion summarizes certain aspects of Uruguayan income taxation that may be relevant to you if you are a Non-Resident Holder of Bonds. For the purposes of this summary, you are a “Non-Resident Holder” if you are a holder of Bonds who is an individual that is a non-resident of Uruguay or a legal entity that is neither organized in, nor maintains a permanent establishment in Uruguay. This summary may also be relevant to you if you are a Non-Resident Holder of Bonds in connection with the holding and disposition of the Bonds. The summary is based on Uruguayan laws, rules and regulations now in effect, all of which may change. This summary is not intended to constitute a complete analysis of the income tax consequences under Uruguayan law of the receipt, ownership or disposition of the Bonds, in each case if you are a non-resident of Uruguay, nor to describe any of the tax consequences that may be applicable to you if you are a resident of Uruguay.

Under Uruguayan law, as currently in effect, if you are a Non-Resident Holder of Bonds, interest and principal payments on the Bonds will not be subject to Uruguayan income or withholding tax. If you are a Non-Resident Holder and you obtain capital gains resulting from any trades of Bonds effected between or in respect of accounts maintained by or on behalf of you, you will not be subject to Uruguayan income or other Uruguayan taxes where you have no connection with Uruguay other than as a holder of an interest in Bonds. If you are a Non-Resident Holder, payments of interest and principal on Bonds to you, and any gain realized upon the disposition of Bonds by you, will not be subject to Uruguayan taxes.

U.S. Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences that may be material to you as a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of Bonds that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Bonds. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to your decision to purchase Bonds, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, entities classified as partnerships or partners therein, tax-exempt organizations, traders in securities that elect to mark-to-market and dealers in securities or currencies, (ii) persons that will hold Bonds as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar or (iv) persons that will not hold Bonds as capital assets.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Uruguay has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF HOLDING BONDS AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Consequences of Holding the Bonds

Because the Bonds are denominated in Uruguayan pesos and pay interest semiannually based in part on changes in the Unidad Indexada (UI), the Bonds will be treated as “nonfunctional currency contingent payment debt instruments” for U.S. federal income tax purposes. As a result, the Bonds will be subject to special original issue discount (“OID”) rules that require you to accrue income on the Bonds as generally set forth below. The rules applicable to nonfunctional currency contingent payment debt instruments are complex, and you should consult with your tax advisor with respect to the application of these rules to the Bonds. The following discussion only applies to U.S. Holders that purchase Bonds in the primary market. If you purchased Bonds in the secondary market, you should consult with your tax advisor.

Very generally, Uruguay will be required to determine and report to the IRS a hypothetical payment schedule based on an assumed tax yield for the Bonds computed under applicable U.S. tax rules. This assumed tax yield, which will be greater than the annual interest rate (unadjusted by the UI) on the Bonds, will generally be the rate at which Uruguay could issue a fixed rate debt instrument on terms and conditions similar to the Bonds, but without adjustments to interest and principal based on changes in the UI. This hypothetical payment schedule and the assumed tax yield will be published each year by the IRS in Publication 1212, which you may obtain electronically at www.irs.gov. The assumed tax yield and the hypothetical payment schedule are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Uruguay with respect to the actual yield on or payments to be made in respect of the Bonds. Unless you timely disclose and justify the use of other estimates to the IRS, you will be required to use the assumed tax yield and hypothetical payment schedule to determine for U.S. federal income tax purposes the interest accruals and adjustments in respect of the Bonds. Accordingly, references in the remainder of this section to “interest” are to interest determined based on the assumed tax yield, and not to the coupon on the Bonds.

Based on the assumed tax yield and the issue price of the Bonds and regardless of your accounting method, you will be required to accrue as OID the sum of the daily portions of interest on the Bonds for each day in the taxable year on which you held such Bonds, translated into U.S. dollars (as described in the following paragraph) and adjusted upward or downward to reflect the difference, if any, between the actual and the hypothetical amount of contingent payments on the Bonds (as set forth below). For purposes of these rules, each coupon payment and each payment of principal on a Bond is a contingent payment. The daily portions of interest in respect of a Bond are determined by allocating to each day in an accrual period the interest on the Bond that accrues in the accrual period. The amount of interest on a Bond that accrues in an accrual period is the product of the assumed tax yield on the Bond (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Bond. The adjusted issue price of a Bond will be denominated in Uruguayan pesos and at the beginning of the first accrual period will equal its issue price and for any accrual period thereafter will be (x) the sum of the issue price of such Bond and any interest you previously accrued thereon (disregarding any positive or negative adjustments) minus (y) the hypothetical amount of any payments on the Bond for previous accrual periods. The issue price of a Bond will be the first price at which a substantial amount of the Bonds is sold, if as we expect to be the case a substantial amount of the Bonds (taking into account both Bonds sold in this offering and Bonds sold in the Exchange Offer) is sold for money. Accordingly, the issue price of the Bonds is expected to be Ps.             .

The amount of interest income you will recognize will be based on the average exchange rate in effect during the interest accrual period. Alternatively, you may elect to translate all interest income on foreign currency-denominated bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the IRS.

You will be required to recognize interest income equal to the amount of any positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a Bond for a taxable year, translated into U.S. dollars at the spot rate generally on the last day of the taxable year in which the adjustment is taken into account. A negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a Bond for a taxable year (i) will first reduce the amount of interest in respect of the Bond that you would otherwise be required to include in income in the taxable year and (ii) to the extent that the negative adjustment exceeds the amount described in (i), will give rise to an ordinary loss, up to the amount by which your total interest inclusions on the Bond in prior taxable years exceed the total amount of your net negative adjustments treated as ordinary loss on the Bond in prior taxable years. The amount of a negative adjustment offset against any accrued but unpaid interest on a Bond will be translated into U.S. dollars at the same rate at which such interest was accrued. To the extent a net negative adjustment exceeds the amount of accrued but unpaid interest, the negative adjustment will be treated as offsetting interest that has accrued and been paid on such Bond and will be translated into U.S. dollars at the spot rate on the date the Bond was issued. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described above in (i) and (ii) will be carried forward first to offset future interest income in respect of the Bond and then, if applicable, to reduce the amount realized on a sale, exchange or retirement of the Bond, in Uruguayan pesos.

Upon a sale, exchange or retirement of a Bond, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the Bond, both translated into U.S. dollars as described below. Your tax basis in a Bond will equal (i) the cost thereof (translated into U.S. dollars at the spot rate on the issue date), (ii) increased by the amount of interest income you previously accrued in respect of the Bonds (disregarding any positive or negative adjustment and translated into U.S. dollars using the exchange rate applicable to such interest) and (iii) decreased by the projected amount of all prior payments in respect of the Bond. The U.S. dollar amount of the hypothetical payments described in clause (iii) of the preceding sentence is determined by (i) first allocating the payments to the most recently accrued interest to which prior amounts have not already been attributed and translating such amounts into U.S. dollars at the rate at which the interest was accrued and (ii) then allocating any remaining amount to principal and translating such amounts into U.S. dollars at the spot rate on the date the instrument was issued. For this purpose, any accrued interest reduced by a negative adjustment carry forward will be treated as principal. Your amount realized will equal the amount of cash (in Uruguayan pesos) and the fair market value (denominated in Uruguayan pesos) of property, if any, that you receive. If you hold a Bond until its scheduled maturity, the U.S. dollar equivalent of the amount realized will be determined by separating such amount realized into principal and one or more interest components, based on the principal and interest comprising your basis, with the amount realized allocated first to interest (and allocated to the most recently accrued amounts first) and any remaining amounts allocated to principal. The U.S. dollar equivalent of the amount you realize upon a sale, exchange or unscheduled retirement of a Bond will be determined in a similar matter, but will first be allocated to principal and then any accrued interest (and will be allocated to the earliest accrued amounts first). Each component of the amount realized will be translated into U.S. dollars using the exchange rate used with respect to the corresponding principal or accrued interest. The amount of any gain realized upon a sale, exchange or unscheduled retirement of a Bond will be equal to the excess of the amount realized over your tax basis, both expressed in Uruguayan pesos, and will be translated into U.S. dollars using the spot rate on the payment date. You generally will treat any gain as interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.

You also generally will recognize foreign currency gain or loss on the receipt of any payment on a Bond or with respect to the sale, exchange or retirement of a Bond if the exchange rate in effect on the date a payment is received differs from the rate applicable to the principal or a previous accrual to which such payment is allocable. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to any interest income or loss otherwise recognized with respect to the Bond.

In the event that consumer prices in Uruguay increase by more than 100% on a cumulative basis over the three-year period ending on December 31st of any year, the Bonds may be subject to special rules that differ from the rules described above. You should consult your tax advisor concerning the potential effects of consumer prices in Uruguay on the U.S. federal income tax treatment of Bonds.

Non-U.S. Holders

Subject to the discussion of backup withholding below, if you are, with respect to the United States, a beneficial owner of Bonds that is not a U.S. Holder (a “Non-U.S. Holder”), the interest income, other ordinary income and gains that you derive in respect of the Bonds generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below under “Backup Withholding and Information Reporting”) of the IRS to establish that you are a Non-U.S. Holder.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to the accrual of OID and to payments in respect of the Bonds within the United States if you are not a corporation, and backup withholding will apply to such payments if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax return.

Backup withholding and information reporting will not apply to payments made by Uruguay or any agent thereof (acting in such capacity) to you if you are a Non-U.S. Holder so long as either (i) if you are the beneficial owner, you certify to Uruguay or its agent, under penalties of perjury, that you are a Non-U.S. Holder and provide your name, address and taxpayer identification number or (ii) you have otherwise established an exemption, and provided that neither Uruguay nor its agent has actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.

Backup withholding and information reporting will not apply to the sale of Bonds effected outside the United States by a foreign office of a foreign broker, provided that such broker (i) derives less than 50 percent of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for U.S. federal income tax purposes and (iii) is not a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. If you receive payments of such amounts outside the United States from a foreign office of any other broker, the payment will not be subject to backup withholding tax, but will be subject to information reporting requirements unless (i) you are the beneficial owner and such broker has documentary evidence in its records that you are a Non-U.S. Holder or (ii) you otherwise establish an exemption, and provided that the broker does not have actual knowledge that you are not a Non-U.S. Holder or that the conditions of any exemption are not in fact satisfied.

PLAN OF DISTRIBUTION

Subject to the terms and conditions stated in the underwriting agreement dated                     , 2011, Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. have agreed to purchase, and Uruguay has agreed to sell to the underwriters Ps.                     aggregate principal amount of the Bonds.

The underwriters have advised Uruguay that they propose initially to offer the Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and Uruguay has agreed to sell to that underwriter, the principal amount of Bonds set forth opposite the underwriter’s name.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	Ps.
HSBC Securities (USA) Inc.	Ps.

Total	Ps.

The underwriting agreement provides that the obligations of the underwriters to purchase the Bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds.

The following table indicates the underwriting discounts and commissions that Uruguay is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Bonds):

Paid by Uruguay
Per Bond		%

In connection with the issue of the Bonds, Citigroup Global Markets Inc. or an affiliate thereof (the “Stabilizing Manager(s)”) (or person(s) acting on behalf of any Stabilizing Manager(s)) may over-allot Bonds (provided that the aggregate principal amount of the Bonds allotted does not exceed 105% of the aggregate principal amount of Bonds) or effect transactions with a view to supporting the market price of the Bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager(s) (or person(s) acting on behalf of any Stabilizing Manager(s)) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Bonds and 60 days after the date of the allotment of the Bonds. Any stabilization action or over-allotment must be conducted by the relevant Stabilizing Manager(s) (or person(s) acting on behalf of the Stabilizing Manager(s)) in accordance with all applicable laws and rules.

Neither Uruguay nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Bonds. In addition, neither Uruguay nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Uruguay estimates that its total expenses for this offering will be approximately US$            .

The underwriters have performed investment banking and advisory services for Uruguay from time to time, for which they have received customary fees and expenses. The underwriters may engage in transactions with and perform services for Uruguay in the ordinary course of their business.

In compliance with the Financial Industry Regulatory Agency, Inc.’s guidelines, the maximum compensation to the underwriters or agents in connection with the sale of the Bonds pursuant to the prospectus accompanying this prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the Bonds set forth on the cover page of this prospectus supplement.

Uruguay has agreed to indemnify the underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Delivery of the Bonds is expected on or about December 15, 2011, which will be the eighth business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Bonds initially will settle in T+ 8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the pricing date or the next succeeding business day should consult their own advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Bonds may not be made in that Relevant Member State, unless and until a prospectus within the meaning of the Prospectus Directive has, in the case of the United Kingdom, been approved by the UKLA and published or, in the case of any other Relevant Member States “passported” into that Relevant Member State in accordance with the Prospectus Directive, and provided that Uruguay has consented in writing to use of the prospectus for any such offers, except that an offer to the public in that Relevant Member State of any Bonds may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant managers nominated by Uruguay for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Bond (under (a) to (c) shall require Uruguay or any manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to the Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of the Bonds to be offered so as to enable an investor to decide to purchase or subscribe the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have represented and agreed that: (i) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (the “FSMA”) received by them in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the FSMA does not apply to Uruguay and (ii) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Bonds in, from or otherwise involving the United Kingdom.

Other

The Bonds are offered for sale in the United States and other jurisdictions where it is legal to make these offers. The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come and investors in the Bonds should inform themselves about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

The underwriters have agreed that they have not offered, sold or delivered, and they will not offer, sell or deliver any of the Bonds, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the Bonds, in or from any jurisdiction except under circumstances that will, to the best knowledge and belief of the underwriters, after reasonable investigation, result in compliance with the applicable laws and regulations of such jurisdiction and which will not impose any obligations on Uruguay except as set forth in the underwriting agreement.

Neither Uruguay nor the underwriters have represented that the Bonds may be lawfully sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption, or assumes any responsibility for facilitating these sales.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus supplement may contain forward-looking statements:

•	this prospectus supplement;

•	the accompanying prospectus;

•	any amendment or supplement hereto; and

•	the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. The information contained in this prospectus supplement identifies important factors that could cause such differences. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

GENERAL INFORMATION

Due Authorization

Uruguay has authorized the creation and issue of the Bonds pursuant to Decree No.     , dated December     , 2011, of the Executive Power of the Republic of Uruguay and corresponding resolutions of the Ministry of Economy and Finance.

Litigation

During the twelve months preceding the date of this prospectus, neither Uruguay nor any Uruguayan governmental agency is or has been involved in any litigation or arbitration or administrative proceedings or governmental proceedings (including any such proceedings which are pending or threatened of which the issuer is aware) which may have, or have had in the recent past, significant effects on Uruguay’s financial position. A United States court has confirmed the award of US$ 100 million plus certain ancillary expenses rendered against Uruguay by an arbitration panel in December 2004, in connection with a dispute regarding a February 2002 agreement relating to Banco Comercial. A General Settlement Agreement was signed between the Republic and the Banks involved on April 7, 2011 in order to comply with the aforementioned confirmed award.

Listing

Application will be made to admit the Bonds to the Official List of the UKLA and to admit the Bonds to trading on the regulated market of the London Stock Exchange.

Validity of the Bonds

The validity of the Bonds will be passed upon for Uruguay by Counsel to the Ministry of Economy and Finance of Uruguay and by Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, special New York counsel to Uruguay.

The validity of the Bonds will be passed upon for the underwriters by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, United States counsel to the underwriters, and by Guyer & Regules, Plaza Independencia 811, 11100 Montevideo, Uruguayan counsel to the underwriters.

As to all matters of Uruguayan law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay, and Shearman & Sterling LLP may rely on the opinion of Guyer & Regules.

As to all matters of United States law, Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, and Guyer & Regules may rely on the opinion of Shearman & Sterling LLP. All statements with respect to matters of Uruguayan law in this prospectus supplement and the accompanying prospectus have been passed upon by Counsel to the Ministry of Economy and Finance of Uruguay and Guyer & Regules and are made upon their authority.

Significant Changes to Public Finance and Trading Position

Since December 31, 2010, other than as disclosed in “Recent Developments”, and the Amendment No. 1 on Form 18-K/A to the 2010 Annual Report and the Amendment No. 2 on Form 18-K/A to the 2010 Annual Report, each incorporated by reference in this Prospectus Supplement, there have been no significant changes to the public finance and trade data of the Republic of Uruguay.

Where You Can Find More Information

Uruguay has filed the Registration Statements with the SEC. You may request copies of this document, including all amendments thereto, the accompanying prospectus, any documents incorporated by reference into the Registration Statements and the various exhibits to these documents, free of charge, by contacting the Office of the Representative of the Ministry of Economy and Finance of the Republic of Uruguay, 1025 Connecticut Ave, N.W. Suite 902, Washington, D.C. 20036, United States.

Uruguay is not subject to the informational requirements of the Exchange Act. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the Registration Statements to which this prospectus supplement and the accompanying prospectus relate. When filed, these exhibits will be incorporated by reference into the Registration Statements. See “Incorporation by Reference” on page S-2 of this prospectus supplement. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Uruguay’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov and you may also read and copy these documents at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information.

You may inspect copies of the indenture and the forms of the Bonds during normal business hours on any weekday (except public holidays) at the offices of the trustee.

Clearing

The Bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg and DTC. The codes are:

ISIN	CUSIP	Common Code

PROSPECTUS

República Oriental del Uruguay

acting through Banco Central del Uruguay as its Financial Agent

Debt Securities

and/or

Warrants to Purchase Debt Securities

Uruguay may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Uruguay may offer debt securities in exchange for other debt securities or that are convertible into new debt securities. Uruguay may offer securities having an aggregate principal amount of up to $2,800,000,000 (or the equivalent in other currencies) in the United States. The securities will be direct, general and unconditional public foreign debt of Uruguay and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated foreign debt of Uruguay.

Uruguay may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

The trust indenture described in this prospectus contains collective action clauses with provisions regarding future modifications to the terms of debt securities issued thereunder that are described herein beginning on page 8. Under these provisions, modifications affecting the reserve matters listed in the indenture, including modifications to payment and other important terms, may be made to a single series of debt securities issued under the indenture with the consent of the holders of 75% of the aggregate principal amount outstanding of that series, and to multiple series of debt securities issued under the indenture with the consent of the holders of 85% of the aggregate principal amount outstanding of all affected series and 66 2/3% in aggregate principal amount outstanding of each affected series.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2008.

ABOUT THIS PROSPECTUS

This prospectus provides a general description of the securities Uruguay may offer under the “shelf” registration statement it has filed with the Securities and Exchange Commission (the “SEC’). Each time Uruguay sells some of these securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

This prospectus is based on information that is publicly available or that Uruguay has supplied, unless otherwise expressly stated. Uruguay confirms that:

•	the information contained in this prospectus is true and correct in all material respects and is not misleading as of its date;

•	it has not omitted facts, the omission of which makes this prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus and will provide in any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Uruguay’s securities offered by this prospectus may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement.

Forward-looking statements are statements that are not historical facts, including statements about Uruguay’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Uruguay undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Uruguay cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

adverse external factors, such as changes in international prices, high international interest rates and recession or low economic growth in Uruguay’s trading partners. Changes in international prices and high international interest rates could increase Uruguay’s current account deficit and budgetary expenditures. Recession or low economic growth in Uruguay’s trading partners could decrease exports (including manufactured goods) from Uruguay, reduce tourism to Uruguay, induce a contraction of the Uruguayan economy and, indirectly, reduce tax revenues and other public sector revenues and adversely affect the country’s fiscal accounts;

•

adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility and a further deterioration in the health of the domestic banking system. These factors could lead to lower economic growth or a decrease in Uruguay’s international reserves; and

•	other adverse factors, such as climatic or political events and international hostilities.

DATA DISSEMINATION

On February 18, 2004, Uruguay became the 56th subscriber to the IMF’s Special Data Dissemination Standard or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Uruguay, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org. Neither the government nor any dealers, agents or underwriters acting on behalf of Uruguay in connection with the offer and sale of securities as contemplated in this prospectus accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Uruguay will use the net proceeds from the sale of securities for the general purposes of the government of Uruguay, including but not limited to the refinancing, repurchase or retirement of domestic and external indebtedness of the government. Uruguay may also issue securities to be offered in exchange for any of its outstanding securities.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities and warrants that Uruguay may offer. Each time Uruguay offers securities, Uruguay will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Uruguay will issue the debt securities under a trust indenture dated May 29, 2003 among Uruguay, Banco Central del Uruguay, or Banco Central, as financial agent to Uruguay, and The Bank of New York, as trustee. Uruguay has filed the indenture and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the prospectus supplement, the indenture and the forms of debt securities before making your investment decision.

General

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•

if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Uruguay to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Uruguay will make payments;

•	the authorized denominations;

•	a description of any index Uruguay will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the indenture.

Uruguay may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or to which it will be converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Uruguay may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Uruguay may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Uruguay will describe the applicable U.S. federal income tax consequences that may be associated with an investment in a series of the debt securities and other relevant considerations in the prospectus supplements for these offerings.

Uruguay is not required to issue all of its debt securities under the indenture and this prospectus, but instead may issue debt securities other than those described in this prospectus under other indentures and documentation. That documentation may contain different terms from those included in the indenture and described in this prospectus.

Status

The debt securities will be direct, unconditional and unsecured public foreign debt of Uruguay and will not have the benefit of any separate undertaking of other governmental entities (including Banco Central). They will rank equal in right of payment among themselves and with all of Uruguay’s existing and future unsecured and unsubordinated foreign debt, as defined under “—Negative Pledge” below. Uruguay has pledged its full faith and credit to make all payments on the debt securities when due.

Payment of Principal and Interest

Uruguay will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Global Securities” below.

Uruguay will arrange for payments to be made on any certificated debt securities to the registered holders of the debt securities on the specified payment dates. Uruguay may make such payments by wire transfer or by check mailed to the holder’s registered address.

If any date for an interest or principal payment on a debt security denominated in U.S. dollars is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Uruguay will make the payment on the next New York City banking day. A similar rule will apply to payments under securities denominated in other currencies, but with reference to business days in the place of payment. No interest on the debt securities will accrue as a result of this delay in payment.

If any money that Uruguay pays to the trustee or to any paying agent to make payments on any debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the money will be repaid to Uruguay on Uruguay’s written request. Uruguay will hold such unclaimed money in trust for the relevant holders of those debt securities. After any such repayment, neither the trustee nor any paying agent will be liable for the payment. However, Uruguay’s obligations to make payments on the debt securities as they become due will not be affected until the expiration of the prescription period, if any, specified in the securities (see “—Limitations on Time for Claims” below).

Additional Amounts

Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any present or future taxes imposed by Uruguay or any of its political subdivisions. If Uruguayan law requires Uruguay to deduct or withhold taxes (which it currently does not require), Uruguay will pay the holders of debt securities the additional amounts necessary to ensure that they receive the same amount as they would have received without any withholding or deduction.

Uruguay will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder of debt securities has or had some connection with Uruguay other than merely owning the securities or receiving principal and interest payments on the securities;

•

the holder of debt securities has failed to comply with any certification or other reporting requirement concerning its nationality, residence, identity or connection with Uruguay, and Uruguay requires compliance with these reporting requirements as a precondition to exemption from Uruguayan withholding taxes or deductions and has provided notice of such requirement to the trustee at least 60 days prior to the date such compliance is required; or

•	the holder of debt securities has failed to present its security within 30 days after a payment of principal or interest has been made available to the holder.

Uruguay will pay any administrative, excise or property taxes that arise in Uruguay under Uruguayan law in connection with the debt securities. Uruguay will also indemnify the holder of debt securities against any administrative, excise or property taxes resulting from the enforcement of the obligations of Uruguay under the debt securities following an event of default.

Form and Denominations

Unless otherwise provided in the applicable prospectus supplement, Uruguay will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Uruguay or repayable before maturity at the option of the holder. Nevertheless, Uruguay may at any time repurchase the debt securities at any price in the open market or otherwise. Uruguay may hold or resell debt securities it purchases or may surrender them to the trustee for cancellation.

Negative Pledge

Uruguay has agreed that as long as any of the debt securities remain outstanding or any amount payable by Uruguay under the indenture remains unpaid, Uruguay will not grant or allow any lien to be placed on its assets or revenues or the assets or revenues of Banco Central as security for any of its public foreign debt, unless it contemporaneously grants or allows a lien that provides security on the same terms for Uruguay’s obligations under the debt securities.

For this purpose:

•

“foreign debt” means obligations of or guaranteed (whether by contract, statute or otherwise) by the Republic or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the holder thereof may be payable, in a currency other than the local currency of Uruguay;

•

“lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the indenture becomes effective or at any time thereafter; and

•

“public foreign debt” means any foreign debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

However, Uruguay may grant or agree to certain permitted types of liens, as described below:

•

any lien on property to secure public foreign debt arising in the ordinary course of business to finance export, import or other trade transactions, which matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which that public foreign debt was originally incurred;

•

any lien on property to secure public foreign debt that was incurred solely for the purpose of financing Uruguay’s acquisition of the property (or, in the case of public foreign debt guaranteed by Uruguay, acquisition by the relevant debtor);

•

any lien on property arising by operation of law in connection with public foreign debt, including any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions;

•	any lien existing on property at the time of acquisition;

•

any lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Fixed Rate Notes Due 2021;

•	any lien in existence as of the issue date of the relevant series of debt securities; and

•

any lien securing public foreign debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the holders of the public foreign debt agree to limit their recourse to the assets and revenues of project as the principal source of repayment and (b) the property over which the lien is granted consists solely of the assets and revenues of the project.

Events of Default

Each of the following is an event of default under any series of debt securities:

1. Non-Payment: Uruguay’s failure for a period of 30 consecutive days to make a payment of principal or interest when due on any debt security of that series; or

2. Breach of Other Obligations: The failure for a period of 60 days following written notice to Uruguay by the trustee or holders representing 25% of the outstanding debt securities of that series to remedy the failure by Uruguay or, where applicable, Banco Central acting on Uruguay’s behalf, to observe or perform any of the covenants or agreements provided in the debt securities of that series or the indenture (other than a non-payment default); or

3. Cross Default:

•

Uruguay fails to make a payment when due or within the applicable grace period on public foreign debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies);

•

Any public foreign debt of Uruguay issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount greater than or equal to US$60,000,000 (or its equivalent in other currencies) is accelerated due to an event of default, unless the acceleration is rescinded or annulled; or

4. Moratorium: Uruguay or certain courts declare a general suspension of payments or a moratorium on payment of Uruguay’s public foreign debt issued, or amended as to payment terms, on or after April 10, 2003.

5. Validity:

•

The validity of the debt securities of that series is contested in certain formal proceedings by Uruguay or by any governmental entity of Uruguay that has the legal power to contest the validity of the securities;

•	Uruguay denies any of its obligations to the holders of that series under the debt securities or the indenture; or

•

A legislative or constitutional measure or a final decision by a court in Uruguay purports to render any material provision of the debt securities of that series invalid or to prevent or delay the performance of any of Uruguay’s material obligations under the securities; or

6. Failure of Authorizations: Any law, regulation or governmental authorization necessary for Uruguay to perform its material obligations under the debt securities of that series ceases to be in full force and effect or is modified in a manner that adversely affects the rights or claims of any of the holders; or

7. Judgments: Any of several special types of judgments is levied against all or any substantial part of the assets of Uruguay in connection with a monetary judgment exceeding US$60,000,000 (or its equivalent in other currencies) and Uruguay does not adequately satisfy, bond, contest in good faith, or receive a stay of execution in respect of, such judgment within 45 days; or

8. Illegality: Any applicable law, rule or regulation is adopted which would make it unlawful for Uruguay to comply with its obligations described in “Additional Amounts” above; or

9. IMF Membership: Uruguay ceases to be a member of the IMF.

If any of the above events of default occurs and is continuing, holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately by giving written notice to Uruguay or Banco Central, with a copy to the trustee.

Holders holding debt securities representing in the aggregate at least two-thirds of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults, and their consequences, on behalf of the holders of all of the debt securities of that series, if:

•

following the declaration that the principal of the debt securities of that series has become due and payable immediately, Uruguay deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the trustee; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless (1) such holder has given notice to the trustee that a default with respect to that series has occurred and is continuing, (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee to institute an action or proceeding and provided an indemnity satisfactory to the trustee, and (3) 60 days have passed since the trustee received the instruction and the trustee has failed to institute an action or proceeding as directed. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings

Uruguay or the trustee at any time may, and upon written request to the trustee by holders of at least 10% of the aggregate principal amount of the debt securities of any series the trustee shall, call a meeting of holders of the debt securities of that series. This meeting will be held at the time and place determined by Uruguay and Banco Central and specified in a notice sent to the holders by the trustee. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Registered holders holding debt securities representing at least a majority of the aggregate principal amount of the then-outstanding debt securities of a series will constitute a quorum at a meeting of registered holders described above. If there is no quorum, the meeting may be adjourned for a period of at least ten days, and if there is no quorum at the adjourned meeting, it may be further adjourned, provided in each case that notice is given at least five days prior to each date the meeting is to be reconvened. At the reconvening of any meeting that had been adjourned twice, registered holders holding debt securities representing at least 25% of the aggregate principal amount of the then-outstanding debt securities of the series will constitute a quorum.

Modifications

The New Bonds contain collective action clauses with provisions regarding future modifications to the terms of the New Bonds. These clauses are described below.

Any modification, amendment, supplement or waiver to the indenture or the terms and conditions of the debt securities of one or more series may be made or given pursuant to a written action of the holders of the debt securities of that series without the need for a meeting or by vote of the holders of the debt securities of that series taken at a meeting of holders thereof, in each case in accordance with the applicable provisions of the indenture or the debt securities.

Any modification, amendment, supplement or waiver to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of such series at the time outstanding.

However, special requirements apply with respect to any modification, amendment, supplement or waiver that would:

•	change the date for payment of principal or premium of, or any installment of interest on, the debt securities of a series;

•	reduce the principal amount or redemption price or premium, if any, payable under the debt securities of a series;

•	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of a series;

•	reduce the interest rate on the debt securities of a series;

•	change the currency or place of payment of any amount payable under the debt securities of a series;

•	change the obligation of Uruguay to pay additional amounts in respect of the debt securities of a series;

•

change the definition of outstanding or the percentage of votes required for the taking of any action pursuant to the modification provisions of the indenture (and the corresponding provisions of the terms and conditions of the debt securities) in respect of the debt securities of a series;

•

authorize the trustee, on behalf of all holders of the debt securities of a series, to exchange or substitute all the debt securities of that series for, or convert all the debt securities of that series into, other obligations or securities of Uruguay or any other Person; or

•	change the pari passu ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms and conditions of the debt securities of a series.

We refer to the above subjects as “reserve matters” and to any modification, amendment, supplement or waiver constituting a reserve matter as a “reserve matter modification.”

Any reserve matter modification to the terms and conditions of the debt securities of a single series, or to the indenture insofar as it affects the debt securities of a single series, may generally be made, and future compliance therewith may be waived, with the consent of Uruguay and the holders of not less than 75% in aggregate principal amount of the debt securities of such series at the time outstanding.

If Uruguay proposes any reserve matter modification to the terms and conditions of the debt securities of two or more series, or to the indenture insofar as it affects the debt securities of two or more series, in either case as part of a single transaction, Uruguay may elect to proceed pursuant to provisions of the indenture providing that such modifications may be made, and future compliance therewith may be waived, for each affected series if made with the consent of Uruguay and

•	the holders of not less than 85% in aggregate principal amount of the outstanding debt securities of all series that would be affected by that modification (taken in aggregate), and

•	the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series (taken individually).

If any reserve matter modification is sought in the context of a simultaneous offer to exchange the debt securities of one or more series for new debt instruments of Uruguay or any other person, Uruguay shall ensure that the relevant provisions of the affected debt securities, as amended by such modification, are no less favorable to the holders thereof than the provisions of the new instrument being offered in the exchange, or if more than one debt instrument is offered, no less favorable than the new debt instrument issued having the largest aggregate principal amount.

Uruguay agrees that it will not issue new debt securities or reopen any existing series of debt securities with the intention of placing such debt securities with holders expected to support any modification proposed by Uruguay (or that Uruguay plans to propose) for approval pursuant to the modification provisions of the indenture or the terms and conditions of any series of debt securities.

Any modification consented to or approved by the holders of the debt securities of one or more series pursuant to the modification provisions will be conclusive and binding on all holders of the debt securities of that series, whether or not they have given such consent or were present at a meeting of holders at which such action was taken, and on all future holders of the debt securities of that series whether or not notation of such modification is made upon the debt securities of that series. Any instrument given by or on behalf of any holder of a debt security in connection with any consent to or approval of any such modification will be conclusive and binding on all subsequent holders of such debt security.

Before seeking the consent of any holder of a debt security of any series to a reserve matter modification affecting that series, Uruguay shall provide to the trustee (for onward distribution to the holders of the affected debt securities) the following information:

•	a description of the economic or financial circumstances that, in Uruguay’s view, explain the request for the proposed modification;

•

if Uruguay shall at the time have entered into a standby, extended funds or similar program with the International Monetary Fund, a copy of that program (including any related technical memorandum); and

•

a description of Uruguay’s proposed treatment of its other major creditor groups (including, where appropriate, Paris Club creditors, other bilateral creditors and internal debtholders) in connection with Uruguay’s efforts to address the situation giving rise to the requested modification.

For purposes of determining whether the required percentage of holders of the notes has approved any modification, amendment, supplement or waiver or other action or instruction pursuant to the indenture or, in the case of a meeting, whether sufficient holders are present for quorum purposes, any debt securities owned or controlled, directly or indirectly, by Uruguay or any public sector instrumentality of Uruguay will be disregarded and deemed to be not outstanding. As used in this paragraph, “public sector instrumentality” means Banco Central, any department, ministry or agency of the government of Uruguay or any corporation, trust, financial institution or other entity owned or controlled by the government of Uruguay or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity. In determining whether the trustee shall be protected in relying upon any modification, amendment, supplement or waiver, or any notice from holders, only debt securities that the trustee knows to be so owned shall be so disregarded. Prior to any vote on a reserve matter modification affecting any series of debt securities, Uruguay shall deliver to the trustee a certificate signed by an authorized representative of Uruguay specifying, for Uruguay and each public sector instrumentality, any debt securities of that series deemed to be not outstanding as described above or, if no debt securities of that series are owned or controlled by Uruguay or any public sector instrumentality, a certificate signed by an authorized representative of Uruguay to this effect.

Warrants

If Uruguay issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Uruguay will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Uruguay may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Uruguay and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Uruguay may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special considerations regarding federal income tax in the United States or other countries;

•	any other terms of the warrants.

Global Securities

The Depository Trust Company, or DTC, Euroclear Bank S.A./C.V., or Euroclear, and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Uruguay nor the trustee will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Uruguay or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Uruguay may issue the warrants or the debt securities of a series in whole or in part in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Uruguay refers to the intangible securities represented by a global security as “book-entry” securities.

Uruguay will deposit any global security it issues with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include DTC in the United States and Euroclear and Clearstream, Luxembourg in Europe.

Clearing systems process the clearance and settlement of book-entry securities for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems.

Uruguay generally will treat the registered holder of a global security as the absolute owner of the security for all purposes. The legal obligations of Uruguay and the trustee run only to the registered owner or bearer of a global security, which will be the relevant clearing system or its nominee or common depositary. For example, once Uruguay arranges for payments to be made to the registered holder, Uruguay will no longer be liable for the amounts so paid on the security. In addition, if you own a beneficial interest in a global security, you must rely on the procedures of the institutions through which you hold your interests in the security (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the security or securities. Under existing industry practice, if you desire to take any action that the holder of a security is entitled to take, then the registered holder would authorize the clearing system participant through which you own your beneficial interest to take the action, and the participant would then either authorize you to take the action or act for you on your instructions.

The Clearing Systems

The following description reflects Uruguay’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg. Uruguay has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Uruguay takes no responsibility for the accuracy of this information.

The Depository Trust Company

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Persons who have accounts with DTC, or DTC participants, include the global coordinator, the underwriters, the U.S. depositaries, the fiscal agent, securities brokers and dealers, banks, trust companies and clearing corporations and may in the future include certain other organizations. Indirect access to the DTC system is also available to others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Transfers of ownership or other interests in global securities in DTC may be made only through DTC participants. In addition, beneficial owners of global securities in DTC will receive all distributions of principal of and interest on the global securities from the trustee through such DTC participant.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Secondary Market Trading

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global security or securities to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in these cases the interest income on securities that the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross- market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Certificated Securities

Unless otherwise specified in a prospectus supplement, Uruguay will issue securities in certificated form only if:

•

the depositary notifies Uruguay that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Uruguay or Banco Central acting on Uruguay’s behalf does not appoint a successor depositary or clearing agency within 90 days;

•	Uruguay decides it no longer wishes to have all or part of the debt securities represented by global securities; or

•

the trustee has instituted or been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Uruguay may issue, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Uruguay and to the trustee an indemnity under which it will agree to pay Uruguay, the trustee and any of their respective agents for any losses they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Uruguay and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Uruguay issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any paying agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Uruguay will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Uruguay may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of or interest on the securities.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations, for actions that the trustee takes. The trustee is entitled to enter into business transactions with Uruguay or Banco Central acting on Uruguay’s behalf or any of their respective affiliates without accounting for any profit resulting from these transactions.

Paying Agents; Transfer Agents; Registrar

Uruguay may appoint paying agents, transfer agents and a registrar with respect to each series of securities, which will be listed at the back of the relevant prospectus supplement. Uruguay or Banco Central acting on Uruguay’s behalf may at any time appoint new paying agents, transfer agents and registrars with respect to a series. Uruguay, however, will at all times maintain a principal paying agent in a Western European or United States city and a registrar in New York City for each series until the securities of that series are paid. Uruguay will provide prompt notice of termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with any series of securities.

Notices

All notices to holders will be published in the Financial Times in London. If at any time publication in the Financial Times is not practicable, Uruguay will publish notices in another daily newspaper with general circulation in London. Any notice so published shall be deemed to have been given on the date of its publication.

Notices will also be mailed to holders at their registered addresses. So long as a clearing system, or its nominee or common custodian, is the registered holder of a global security, each person owning a beneficial interest in that global security must rely on the procedures of that clearing system to receive notices provided to it. Each person owning a beneficial interest in a global security who is not a participant in a clearing system must rely on the procedures of the participant through which the person owns its interest in the global security to receive notices provided to the clearing system. Uruguay will consider mailed notice to have been given three business days after it has been sent.

Further Issues of Securities

Uruguay may without the consent of the holders create and issue additional securities with the same terms and conditions as a series of securities (or the same except for the amount of the first interest payment) so long as the additional securities are consolidated and form a single series with any outstanding series, except as otherwise set forth in the Prospectus Supplement of a series.

Limitation on Time for Claims

Claims against Uruguay for the payment of principal or interest on the securities (including additional amounts) must be made within four years after the date on which such payment first became due, or a shorter period if provided by law.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

The securities and the indenture are governed by, and will be interpreted according to, the law of the State of New York.

The securities and the indenture provide that Uruguay will appoint and maintain at all times as its process agent CT Corporation System, with an office on the date of this Prospectus at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America. Process may be served upon Uruguay’s process agent in any judicial action or proceeding commenced by the trustee or any holder arising out of or relating to the securities and the indenture in a New York state or federal court sitting in New York City.

The process agent will receive on behalf of Uruguay and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding brought in such New York state or federal court sitting in New York City. This service may be made by mailing or delivering a copy of this process to Uruguay at the address specified above for the process agent. Uruguay authorizes and directs the process agent to accept such service on its behalf.

Uruguay also will consent (as an alternative) to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in the indenture.

In addition, the trustee or, in actions permitted to be taken by the holders, the holders of securities may serve legal process in any other manner permitted by law and bring any action or proceeding against Uruguay or its property in the competent courts of other proper jurisdictions pursuant to applicable law.

Uruguay is a foreign sovereign state. Consequently, it may be difficult for the trustee or the holders of securities to obtain judgments from courts in the United States or elsewhere against Uruguay. Furthermore, it may be difficult for the trustee or holders to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Uruguay.

In connection with any legal action relating to the securities, Uruguay will:

•

submit to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the securities; and

•

agree that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of Uruguay.

To the extent that Uruguay has or may acquire or have attributed to it any immunity under any law (including, to the fullest extent permitted, under Uruguayan law), Uruguay will waive that immunity in respect of any claims or actions regarding its obligations under the securities, except that Uruguay will not waive immunity from attachment prior to judgment and attachment in aid of execution under Uruguayan law. Uruguay agrees that this waiver shall be to the fullest extent permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of that law.

Uruguay reserves the right to plead sovereign immunity under the Foreign Sovereign Immunities Act with respect to actions brought against it under United States federal securities laws or any state securities laws, and Uruguay’s appointment of the process agent will not extend to such actions. Without a waiver of immunity by Uruguay with respect to such actions, it would be impossible to obtain a United States judgment in an action against Uruguay unless a court were to determine that Uruguay is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to that action. However, even if a United States judgment could be obtained in an action under the Foreign Sovereign Immunities Act, it may not be possible to enforce in Uruguay a judgment based on that United States judgment.

Uruguay will waive, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the securities, the posting of any security or the furnishing, directly or indirectly, of any other security.

A final judgment in any of the above actions or proceedings will be conclusive and may be enforced in other jurisdictions.

A judgment obtained against Uruguay in a foreign court can be enforced in the courts of Uruguay, if such judgment is ratified by the Uruguayan Supreme Court. Based on existing law, the Uruguayan Supreme Court will ratify such a judgment:

(a) if there exists a treaty with the country where such judgment was issued (no such treaty exists at the present time between Uruguay and the United States); or

(b) if such judgment:

•	complies with all formalities required for the enforceability thereof under the laws of the country where it was issued;

•	has been translated into Spanish, together with related documents, and satisfies the authentication requirements of Uruguayan law;

•	was issued by a competent court after valid service of process upon the parties to the action;

•	was issued after an opportunity was given to the defendant to present its defense;

•	is not subject to further appeal; and

•	is not against Uruguayan public policy.

Indemnification for Foreign Exchange Rate Fluctuations

Uruguay’s obligation to any holder under the securities that has obtained a court judgment affecting those securities will be discharged only to the extent that the holder may purchase the currency in which the securities are denominated, referred to as the “agreement currency,” with the judgment currency. If the holder cannot purchase the agreement currency in the amount originally to be paid, Uruguay agrees to pay the difference. The holder, however, agrees to reimburse Uruguay for the excess if the amount of the agreement currency purchased exceeds the amount originally to be paid to the holder. If Uruguay is in default of its obligations under the securities, however, the holder will not be obligated to reimburse Uruguay for any excess.

TAXATION

The following discussion provides a general summary of certain Uruguayan and U.S. federal income tax considerations that may be relevant to you if you purchase, own or sell the debt securities. This summary is based on tax laws, regulations, rulings and decisions in effect on the date of this prospectus. All of these laws and authorities are subject to change, and any change could be effective retroactively. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein. Additional information may be included in the prospectus supplement with respect to a series of the securities. For further information, you should consult your tax advisor to determine the tax consequences relevant to your particular situation. In addition, you may be required to pay stamp taxes and other charges under the laws of the country where you purchase the debt securities.

Uruguayan Taxation

Under existing laws and regulations of Uruguay, if you are not a resident of Uruguay for tax purposes, the principal and interest payments that you receive on the debt securities will be exempt from taxation in Uruguay.

Subject to certain exceptions, Uruguay will make all principal and interest payments on the debt securities without withholding or deducting any Uruguayan taxes. If the law requires Uruguay to withhold or deduct taxes, Uruguay will pay you any additional amounts necessary to ensure that you receive the same amount as you would have received without the withholding or deduction. For more information, see “Description of the Securities—Additional Amounts.”

United States Federal Taxation

In general, a United States person who holds the debt securities or owns a beneficial interest in the debt securities will be subject to United States federal taxation in respect of holding, owning or disposing the debt securities. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The trustee must file information returns with the United States Internal Revenue Service in connection with payments made on the debt securities to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the trustee. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Terms of Sale

Uruguay will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealer/managers or agents;

•	the purchase price of the securities, if any;

•	the proceeds to Uruguay from the sale, if any;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Uruguay may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Uruguay for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Uruguay in the ordinary course of business.

Method of Sale

Uruguay may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

If Uruguay uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Uruguay may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

Uruguay may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Uruguay may pay those agents.

In compliance with applicable guidelines of the Financial Industry Regulatory Authority or “FINRA”, the maximum compensation to the underwriters or agents in connection with the sale of securities pursuant to the applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of the applicable prospectus supplement.

Uruguay may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

In addition, Uruguay may offer the securities to holders of other securities issued or guaranteed by Uruguay as consideration for Uruguay’s purchase or exchange of the other securities, including as part of a reprofiling of Uruguay’s public debt. Uruguay may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

Uruguay will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Uruguay cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Uruguay offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these unregistered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of, or supplied by, Uruguay or one of Uruguay’s agencies or instrumentalities relies on the authority of such publication as a public official document of Uruguay. All other information in this prospectus, any prospectus supplement and in the registration statement for the securities that Uruguay has filed with the SEC (of which this prospectus is a part) is included as an official public statement made on the authority of Mr. Mario Bergara, the acting Minister of Economy and Finance of Uruguay.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•	For Uruguay:

•	as to all matters of Uruguayan law, Counsel to the Ministry of Economy and Finance of Uruguay; and

•

as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to Uruguay and Banco Central on Uruguay’s behalf or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement.

•	For the underwriters, if any:

•	as to all matters of U.S. law, any U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Uruguayan law, any Uruguayan counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Uruguayan law:

•

Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay and Banco Central named in the applicable prospectus supplement, may rely on the opinion of Counsel to the Ministry of Economy and Finance of Uruguay; and

•	Any U.S. counsel to the underwriters may rely on the opinions of Counsel to the Ministry of Economy and Finance of Uruguay and any Uruguayan counsel to the underwriters.

As to all matters of U.S. law:

•

Counsel to the Ministry of Economy and Finance of Uruguay may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP, or any other counsel to Uruguay or Banco Central named in the applicable prospectus supplement; and

•	Any Uruguayan counsel to the underwriters may rely on the opinion of any U.S. counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of Uruguay in the United States is Carlos Sténeri, the Financial Representative for Uruguay in the United States of America, whose address is 1025 Connecticut Avenue N.W., Suite 902, Washington, D.C. 20036.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that Uruguay filed with the U.S. Securities and Exchange Commission. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

Uruguay is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Uruguay commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 2004. These reports include certain financial, statistical and other information concerning Uruguay. Uruguay may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Any filings that Uruguay makes electronically are available to the public over the Internet at the SEC’s website (http://www.sec.gov). Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Uruguay to incorporate by reference some information that Uruguay files with the SEC. Incorporated documents are considered part of this prospectus. Uruguay can disclose important information to you by referring you to those documents. The following documents, which Uruguay has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus, any accompanying prospectus supplement and any accompanying pricing supplement:

•	Uruguay’s annual report on Form 18-K for the year ended December 31, 2007 (the “2007 Annual Report”), filed with the SEC on June 6, 2008 (File No. 333-07128);

•	Amendment No. 1 on Form 18-K/A to the 2007 Annual Report filed with the SEC on June 20, 2008;

•	Any amendment on Form 18-K/A to the 2007 Annual Report filed prior to the termination of the offering of the debt securities and/or warrants; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the debt securities and/or warrants.

Later information that Uruguay files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Banco Central del Uruguay C. Correo 1467

11100, Montevideo

República Oriental del Uruguay

Fax No.: 598-2-902-1636

Attention: General Manager

THE ISSUER

República Oriental del Uruguay

c/o Ministry of Economy and

Finance

Colonia 1089—Third Floor

111000 Montevideo

Uruguay

TRUSTEE, REGISTRAR,

TRANSFER AGENT AND

PRINCIPAL PAYMENT AGENT

The Bank of New York Mellon

101 Barclay Street, Floor 21W

New York, New York 10286

United States

LEGAL ADVISORS

To Uruguay as to U.S. law: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States	To Uruguay as to Uruguayan law: Dr. María Rosa Longone Counsel to the Ministry of Economy and Finance of the Republic of Uruguay Colonia 1089 11100 Montevideo, Uruguay

To the underwriters as to U.S. law: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 United States	To the underwriters as to Uruguayan law: Guyer & Regules Plaza Independencia 811 11100 Montevideo Uruguay

República Oriental del Uruguay